Exhibit 99.1

Contact:	Kathleen Cantillon
	Exelon Communications	FOR IMMEDIATE RELEASE
312-394-7417

Exelon Terminates Offer to Acquire NRG

Redoubles focus on stand-alone growth opportunities

CHICAGO (July 21, 2009) — Exelon Corporation (NYSE:EXC) today announced that, effective immediately, it is terminating its pending offer to acquire all of the outstanding shares of NRG Energy, Inc. common stock at a fixed exchange ratio of 0.545 of a share of Exelon common stock for each share of NRG common stock.

Exelon took this action in light of the proxy vote results announced today at the NRG annual meeting.

“The NRG shareholders have spoken, and Exelon will move on. We wish NRG and its owners well,” said John Rowe, chairman and chief executive officer of Exelon.

The Company said it believed it could have been successful in completing the transaction, but it was unwilling to raise its price to a level that would undermine Exelon’s own value proposition.

Rowe added, “Now we can redouble our focus on Exelon’s stand-alone growth opportunities. We have the nation’s largest low-carbon nuclear fleet, and our plan to expand our nuclear output through uprates provides even greater upside from carbon legislation. We believe our long-term growth proposition remains the best in the industry.”

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (3) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Companies). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. None of the Companies undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.